Exhibit 99.1

Execution Version

GROUP AGREEMENT

This GROUP AGREEMENT (this “Agreement”), dated as of July 2, 2024, is made by and between Wynnefield Capital, Inc. (“WCI”), a Delaware corporation with an office at 450 Seventh Avenue, Suite 509, New York, NY 10123 and Mr. Robert Straus (“Straus”), with an office at 326 Watertown Street, #95081, Newton, MA 02458 (each an “Interested Party” and collectively the “Interested Parties”).

WHEREAS, WCI together with its respective Affiliated Shareholders (as defined below) desire to nominate each of Mr. Robert Straus and General Victor E. Renuart, Jr. (collectively, the “Nominees”) for election as members of the Board of Directors of TechPrecision Corporation, a Delaware corporation (“TPCS”); and

WHEREAS, each of the Interested Parties together with their respective Affiliated Shareholders (as defined below) desire to solicit proxies for the election of the Nominees to the Board of Directors of TPCS and the other Actions (as defined below).

NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, each of the Interested Parties hereby agree as follows:

1.            TPCS Securities.

(a)  As of the date hereof, each Interested Party represents that such Interested Party and its Affiliated Shareholders (the identities of which are set forth on Exhibit A hereto) beneficially own (and if applicable have the sole or shared, as indicated, right to vote) the securities of TPCS set forth opposite each such party’s name on Exhibit A hereto (the “Current Shareholder Securities”). Securities of TPCS of which the Interested Parties or any of their Affiliated Shareholders acquire beneficial ownership after the date hereof shall be referred to herein as “Additional Shareholder Securities.” Each Interested Party shall promptly notify the other Interested Parties of any Additional Shareholder Securities that such Interested Party or its Affiliated Shareholders acquire beneficial ownership of after the date hereof. For purposes of this Agreement, “Affiliated Shareholders” are defined as persons or entities that directly or indirectly control, are controlled by or are under common control with the Interested Party (provided that for the avoidance of doubt Straus, in his capacity as a securityholder of the TPCS, shall not be deemed to be WCI or an Affiliated Shareholder thereof, and none of WCI or its Affiliated Shareholders shall be deemed to be an Affiliated Shareholder of Straus). Control of a person or entity means the power to direct, or to cause the direction of, the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. As used in this agreement, the term “beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act (as defined below).

(b)  As of the date hereof, each Interested Party represents that the Interested Parties and their Affiliated Shareholders as set forth on Exhibit A hereto, have a direct or indirect economic or pecuniary interest, including, without limitation, interests or rights acquired through derivative, hedging or similar transactions of the securities of TPCS, set forth opposite each such party’s name on Exhibit A hereto (the “Derivative Securities”).

Each Interested Party agrees, for itself and on behalf of its Affiliated Shareholders, not to sell, assign, transfer, loan or otherwise dispose of beneficial ownership of (any such transaction being herein collectively called a “Transfer”), or to advise or otherwise permit any of its Affiliated Shareholders to Transfer, during the term of this Agreement, all or any of the Current Shareholder Securities (and Additional Shareholder Securities, upon the acquisition of beneficial ownership thereof), Derivative Securities or the right to vote such Current Shareholder Securities (and any Additional Shareholder Securities), which are beneficially owned by such Interested Party or its Affiliated Shareholder, as applicable.

2.            Voting of Current Shareholder Securities and Additional Shareholder Securities. Each Interested Party shall, for itself and on behalf of its Affiliated Shareholders:

(a) during the term of this Agreement, retain, and not in any way compromise or encumber (except as provided herein), the right to vote any Current Shareholder Securities (and Additional Shareholder Securities, upon the acquisition of beneficial ownership thereof) beneficially owned by such Interested Party or Affiliated Shareholder, as applicable;

(b) take such commercially reasonable actions as may be required so that it may vote its Current Shareholder Securities and Additional Shareholder Securities, and cause any person with whom it has shared voting power to vote such securities, at the 2024 Meeting (as hereinafter defined); and

(c) on the Meeting Date (as hereinafter defined), (i) attend the 2024 Meeting in person or by proxy such that all Current Shareholder Securities and Additional Shareholder Securities beneficially owned by such Interested Party and its Affiliated Shareholders as of the record date for the 2024 Meeting are present and represented at such meeting, (ii) at the 2024 Meeting, vote such Current Shareholder Securities and Additional Shareholder Securities in person or by proxy in the manner set forth in Exhibit B hereto with respect to each of the actions described therein (the “Actions”), and in favor of any ancillary or procedural actions or matters related to giving effect to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions), and (iii) at the 2024 Meeting, not vote any such Current Shareholder Securities and Additional Shareholder Securities other than as set forth in Exhibit B hereto and any ancillary or procedural actions or matters related to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions).

For purposes of this Agreement, “Meeting Date” shall mean the date of the 2024 Meeting. “2024 Meeting” shall mean the annual meeting of TPCS’s shareholders to be held in calendar year 2024 or any special meeting of stockholders called for the purpose of electing directors in calendar year 2024, and any adjournments or postponements thereof.

3.            Expenses. Each of WCI and Straus acknowledges and agrees that WCI shall be responsible for all out-of-pocket and third-party expenses (including, without limitation, fees and disbursements of counsel, proxy solicitors or other professionals and advisors engaged by or to act on behalf of the Interested Parties with respect to matters set forth herein) incurred or to be incurred in connection with, the matters described by this Agreement, the Group Schedule 13D (as hereinafter defined), preliminary and definitive proxy statements filed with the Securities and Exchange Commission, letters, advertisements, solicitation of proxies and the Actions or transactions contemplated hereby or thereby (in each case, to the extent not reimbursed by TPCS) (such expenses, collectively, “Expenses”), and shall reimburse Straus for expenses incurred by him in accordance with this Agreement. Each of WCI and Straus further acknowledges and agrees, that each of Straus and any of his Affiliated Shareholders will be responsible for all out-of-pocket and third-party expenses (including, without limitation, fees and disbursements of counsel or other professionals and advisors engaged by or to act solely on behalf of Straus or any of his Affiliated Shareholders) which are incurred on their own account as a result of Straus’ status as being an Interested Party and/or a Nominee (collectively, “Straus Expenses”). Notwithstanding anything to the contrary, each Interested Party shall be fully responsible, and indemnify and hold harmless the other Interested Party fully, for all such Expenses to the extent arising out of such Interested Party’s (or its Affiliated Shareholders’ or any of their respective affiliates’) gross negligence, fraud, bad faith or willful misconduct. Notwithstanding any provision to the contrary herein, each of WCI and Straus acknowledges and agrees, Mr. Nelson Obus shall have the sole right to pre-approve all Expenses incurred in connection with the Group’s (as hereinafter defined) activities, other than any Straus Expenses incurred by Straus or any of his Affiliated Shareholders (a) for his own account or (b) to the extent arising out of WCI’s or any of its Affiliated Shareholders’ gross negligence, fraud, bad faith or willful misconduct.

4.            Cooperation. Each Interested Party shall use reasonable efforts (a) to assist each other and timely provide all necessary or desirable information to each other, (b) to execute and deliver such additional documents, in each case, as may be reasonably required in order to effect the Actions and transactions contemplated by this Agreement and a Statement of Beneficial Ownership on Schedule 13D in respect of the parties’ collective beneficial ownership of securities of TPCS (as a “Group”), as may be amended from time to time (the “Group Schedule 13D”), (c) to solicit proxies and/or or written consents in order to effect the Actions, (d) to take such other actions as the Group deems mutually advisable, and (e) to take all other actions necessary or advisable to achieve the foregoing; provided that in the case of Straus, Straus shall not be compelled in the exercise of his reasonable efforts under this sentence to incur any Expenses except to the extent Straus shall be reimbursed fully therefor by WCI in accordance with Section 3. Each party to this Agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D or any amendments thereto. Each Interested Party shall promptly, and in no event later than the opening of market on the first trading day following the acquisition of a beneficial interest in Additional Shareholder Securities by the Interested Party or its Affiliated Shareholders, provide such information to the other Interested Parties as well as Kane Kessler, P.C. (“Kane Kessler”) as is reasonably necessary with respect to any amendment of the Group Schedule 13D. Each of the undersigned agrees to provide written notice to other parties hereto of any communications made by or on behalf of TPCS or its representatives to any member of the Group within 24 hours of such communications occurring. Until the third anniversary of this Agreement, each of the Interested Parties agrees to cooperate, to the extent reasonable, including without limitation in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate the consummation of any of the Actions or any matter contemplated by this Agreement or the Group Schedule 13D, or in a joint prosecution or other declaratory action which attempts to effectuate any matter contemplated by this Agreement or the Group Schedule 13D; provided, however, if any claim is pending by or against the Interested Parties on the third anniversary of this Agreement, this Agreement shall continue in full force and effect until such claim is finally resolved. Notwithstanding any provision to the contrary herein, each of WCI and Straus acknowledges and agrees, that in the event of a dispute or disagreement between the Interested Parties with respect to any action or decision proposed to be taken that (i) relates to the direction and conduct of the director nominations and proxy campaign contemplated hereby and (ii) is within the scope of, and in compliance with the terms and conditions set forth in, this Agreement, Mr. Nelson Obus shall have the sole discretion to make the final determination, which final determination may include, but not be limited to, the termination of this Agreement in his sole discretion upon seven calendar days prior written notice to Straus and Kane Kessler with respect thereto, and any such final determination shall be binding on each of the Interested Parties and the Group; provided that WCI shall indemnify Straus for, and hold Straus harmless against, all actual, out-of-pocket losses, liabilities, damages and expenses (including reasonable attorneys’ fees) incurred by Straus to the extent not constituting Straus Expenses pursuant to Section 3 hereof, and/or to the extent relating to or arising from any such final determination.

5.            Liability. Except as set forth in Sections 3 and 11 hereof or resulting from any breach of any Interested Party’s representations, warranties or covenants hereunder, no Interested Party nor any of its Affiliated Shareholders nor any of their respective affiliates, partners, employees, counsel, agents or representatives shall be liable to any other Interested Party or their Affiliated Shareholders or any of their respective affiliates, partners, employees, counsel, agents or representatives, in each case for any loss, liability, damage or expense arising out of or in connection with this Agreement or the Group Schedule 13D or the Actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such Interested Party’s gross negligence, fraud, bad faith or willful misconduct, or violation of law. Each Interested Party hereby agrees to indemnify the other Interested Party for, and hold the other Interested Party harmless against, all actual, out-of-pocket losses, liabilities, damages and expenses (including reasonable attorneys’ fees) incurred by such other Interested Party to the extent relating to or arising from (a) any breach by such first Interested Party of such first Interested Party’s representations, warranties or covenants hereunder or (b) such first Interested Party’s gross negligence, fraud, bad faith or willful misconduct, or violation of law. Each Interested Party on behalf of itself and its respective Affiliated Shareholders, disclaims any beneficial ownership (except as provided herein) or pecuniary or economic interest in, of any of the Current Shareholder Securities, Additional Shareholder Securities or Derivative Securities controlled or beneficially owned by the other Interested Party and its Affiliated Shareholders.

6.            Representations; Power; Binding Agreement; Non-Contravention. Each Interested Party represents, as to itself only, that: (a) it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; (b) neither the execution, delivery nor performance of this Agreement by such party will violate the charter, by-laws or other organizational or constitutive documents of such party, or any other agreement, contract or arrangement to which such party is a party or is bound, including any voting agreement, stockholders agreement or voting trust; (c) this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms; (d) neither the execution or delivery of this Agreement by such party will (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under (A) any material law, rule or regulation applicable to such party, or (B) any material order, judgment or decree to which such party is bound; and (e) the Interested Party and its Affiliated Shareholders have the right to vote the Current Shareholder Securities as set forth on Exhibit A. Each of the Interested Parties hereby agrees that this Agreement shall be filed as an exhibit to the Group Schedule 13D pursuant to Rule 13D-1(k)(1)(iii) under the Exchange Act of 1934, as amended (the “Exchange Act”).

7.            Notices. All notices, correspondence and information related to this Agreement should be sent to the Interested Parties at the addresses set forth below:

Wynnefield Capital Inc. 450 Seventh Avenue, Suite 509 New York, New York 10123 Attention: Mr. Nelson Obus	Mr. Robert Straus 326 Watertown Street, #95081 Newton, MA 02458

With a copy to:

In all cases with a copy to:

Kane Kessler, P.C.

600 Third Avenue, 35th Floor

New York, NY 10016

Attention: Jeffrey S. Tullman, Esq.

8.           Amendments; Successors. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each Interested Party. This Agreement shall inure to the benefit of and be binding on each Interested Party and their respective successors. This Agreement is non-assignable.

9.           Termination. Except as otherwise set forth in Section 4 hereof, this Agreement will terminate upon the earlier to occur of (x) February 28, 2025, unless such date is extended by mutual written agreement of the Interested Parties, and (y) the date of the 2024 Meeting at which the Actions set forth on Exhibit B have been voted on. Any termination of this Agreement pursuant to this Section 9 shall occur without any liability or continuing obligation of any party to any other party; provided, that the reimbursement obligations set forth in Section 3, and the obligations to cooperate and provide information set forth in Section 4, and the provisions of Section 5 (including any claims permitted under Section 5 to the extent relating to any breach, act, event or omission occurring prior to such termination) shall survive any such termination. Notwithstanding anything to the contrary, including any continuing obligations to cooperate hereunder, upon termination of this Agreement, no Interested Party intends to be, and shall no longer be, part of a “group” for any purpose, including for purposes of the federal securities laws.

10.          Public Announcements. No Interested Party shall file any documents with the Securities and Exchange Commission, issue any written press release, make any other public statement and/or make any stockholder communications or proxy solicitation materials regarding the Actions or other transactions contemplated by this Agreement or the Group Schedule 13D without the prior consent of the other Interested Parties.

11.          Representation. Each Interested Party represents and agrees that, to the best of its knowledge, the information about such Interested Party or any of its Affiliated Shareholders contained or which is required to be contained in the Group Schedule 13D or any amendment thereto, any preliminary and definitive proxy statements together with any written press releases, any stockholder communications and/or other proxy solicitation materials regarding the Actions or other transactions contemplated by this Agreement or the Group Schedule 13D will be accurate, correct and complete in all material respects as of date of the applicable filing. Damages for any breach of the foregoing representation shall include not only judgments and amounts paid in settlement (with the approval of the misrepresenting Interested Party), but also other actual out of pocket losses (excluding, inter alia, loss of value of the securities held or to be held) incurred by any other party to this Agreement.

12.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

13.          Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto hereby agrees that any dispute under this Agreement shall be determined exclusively in the federal courts of the United States sitting in the Southern District of New York, or the courts of the State of New York sitting in the County of New York, and each party hereto hereby submits and consents to any such court’s exercise of jurisdiction.

14.          Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.            No Agency or Joint Venture. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to create any duties (including any fiduciary duties) among the members of the Group except for the obligations expressly set forth in this Agreement. Nothing herein shall restrict any party’s right to purchase securities of TPCS, as he/it deems appropriate, in his/its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws and the terms of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date and year first above written.

Wynnefield Capital, Inc.

By:	/s/ Nelson Obus	/s/ Robert Straus
Name:	Nelson Obus	Robert Straus
Title:	President

[Signature Page to Group Agreement]

EXHIBIT A

INTERESTED PARTY	Interested Party Securities

Wynnefield Capital, Inc. (“WCI”)	Number of shares of TPCS common stock, par value $0.0001 (the “Common Stock”) with (i) Sole right to vote: 72,396 (1) (ii) Shared right to vote: 0 Number of Derivative Securities: 0

AFFILIATED SHAREHOLDERS	Affiliated Shareholder Securities
Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”)	Number of shares of TPCS Common Stock with (i) Sole right to vote: 114,857 (ii) Shared right to vote: 0 Number of Derivative Securities: 0

Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”)	Number of shares of TPCS Common Stock with (i) Sole right to vote: 180,546 (ii) Shared right to vote: 0 Number of Derivative Securities: 0

Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”)	Number of shares of TPCS Common Stock with (i) Sole right to vote: 72,396 (ii) Shared right to vote: 0 Number of Derivative Securities: 0

Wynnefield Capital, Inc. Profit Sharing Plan (the “Plan”)	Number of shares of TPCS Common Stock with (i) Sole right to vote: 65,806 (ii) Shared right to vote: 0 Number of Derivative Securities: 0
Wynnefield Capital Management, LLC (“WCM”)	Number of shares of TPCS Common Stock with (i) Sole right to vote: 295,403 (2) (ii) Shared right to vote: 0 Number of Derivative Securities: 0
Nelson Obus	Number of shares of TPCS Common Stock with (i) Sole right to vote: 0 (ii) Shared right to vote: 433,605 (3)(4)(5)
Number of Derivative Securities: 0
Joshua Landes	Number of shares of TPCS Common Stock with (i) Sole right to vote: 0 (ii) Shared right to vote: 433,605 (3)(4)(5) Number of Derivative Securities: 0

(1) WCI is the sole investment manager of Wynnefield Offshore and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the TPCS Common Stock that Wynnefield Offshore beneficially owns.

(2) WCM is the sole general partner of the Wynnefield Partners and Wynnefield Partners I and, accordingly, may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the TPCS Common Stock that Wynnefield Partners and Wynnefield Partners I beneficially own.

(3) Messrs. Obus and Landes are executive officers of WCI and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the TPCS Common Stock that WCI may be deemed to beneficially own.

(4) Messrs. Obus and Landes are the co-managing members of WCM, and accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the TPCS Common Stock that WCM may be deemed to beneficially own.

(5)  Messrs. Obus and Landes are the co-trustees of the Plan, an employee profit sharing plan, and accordingly, Messrs. Obus and Landes may be deemed to be the indirect beneficial owner (as that term is defined under Rule 13d-3 under the Exchange Act) of the TPCS Common Stock that the Plan be deemed to beneficially own.

INTERESTED PARTY	Interested Party Securities
Robert Straus	Number of shares of TPCS Common Stock with (i) Sole right to vote: 200,001 (ii) Shared right to vote: 0 Number of Derivative Securities: 0

AFFILIATED SHAREHOLDERS: N/A

EXHIBIT B

Actions to be Voted on

1. Against any adjournment or postponement of the 2024 Meeting until a vote has occurred on the item below.

2. For the election at the 2024 Meeting of (i) each of Mr. Robert Straus and General Victor E. Renuart, Jr. as director nominees to the TPCS Board of Directors; and (ii) three director nominees nominated by TPCS to the TPCS Board of Directors, the identity of whom is to be agreed upon by all of the Interested Parties. In the event TPCS purports to increase the number of directorships pursuant to its Bylaws or otherwise increases the number of directors to be elected at the 2024 Meeting, the Interested Parties may nominate additional persons as directors to fill any vacancies created by the increase or to vote for any additional positions on the board which the stockholders shall vote on at the 2024 Meeting.